Exhibit 10.9

MANAGEMENT AGREEMENT
BETWEEN
MILLENNIUM ETHANOL, LLC
AND
FREMAR FARMERS COOPERATIVE, INC.

This Management Agreement is dated effective as of September 6, 2005 (this “Agreement”) and is between FREMAR FARMERS COOPERATIVE, INC. (“FREMAR”) and Millennium Ethanol, LLC (the “Company”).

WHEREAS, FREMAR has a long experience of purchasing, handling and marketing grain and has assisted in the development of the Company;

WHEREAS, the Company is a newly organized development stage company that intends to build and operate an ethanol production facility; and

WHEREAS, the Company desires to engage FREMAR to provide construction, consulting, and management services to the Company under the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreement of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.0          Services to be Provided.

(a)           Construction, Consulting, and Management Services to the Company.  During the term of this Agreement and except as otherwise from time to time requested by the Company, FREMAR shall provide to the Company:

(1)           Management and development services and the services of Company Manager as provided in the Operating Agreement of the Company and FREMAR will appoint and compensate a CEO for the Company.

(2)           Construction, consulting, and management services, including, but not limited to, assistance in obtaining construction loan or loans, review of project plans and monitoring and management of construction, and construction budget and timeline;

(3)           All management services, including, but not limited to, the direct management and operations of the ethanol plant;

(4)           All management and supervision of certain human resource matters and audit and accounting functions with respect to the ethanol plant;

(5)           All management and supervision of the purchasing of goods and services;

(6)           All management and supervision of the payment of expenses;

(7)           All management and supervision of the preparations of an annual budget;

(8)           All management and supervision of the grain procurement;

(9)           All management and supervision of the risk management, product marketing, preparation of tax returns, and maintenance of books and records;

(10)         All management and supervision of the business planning and budgeting related to the Company; and

(11)         Any and all other construction, consulting, or management services reasonably necessary for the Company.

(b)           Notice of Change in Desired Services.  The Company shall provide FREMAR with 180 days advance notice of its intent to terminate any services being provided by FREMAR hereunder and/or add new services, unless FREMAR agrees to a shorter period.  FREMAR shall begin to provide new services requested by the Company as soon as reasonably practicable following the request.  If the requested new services are outside the scope of the services contemplated by this Agreement, the parties shall agree on the rate of compensation to be paid to FREMAR for providing these new services.  FREMAR is not obligated to provide any new services before the rate of compensation for those services is agreed to.

2.0          Manner of Providing Services.  In providing the services outlined in Section 1.0 of this Agreement, it is understood and agreed that FREMAR may contract with any third party to provide such services to the Company.  If FREMAR so contracts with any other third party, the third party shall be bound to the same standard of care as imposed on FREMAR under Section 6.0 of this Agreement.

3.0          Compensation and Reimbursement of Costs.  As compensation for the construction, consulting, and management services provided by FREMAR hereunder beginning on the Agreement’s effective date, as stated herein, until the Company obtains a construction loan or loans, the Company agrees to pay FREMAR fees of $10,000.00 per month plus reimbursement for all out-of-pocket expenses FREMAR incurs on the Company’s behalf, payable once the construction loan or loans are obtained.  After the Company obtains the construction loan or loans, the Company agrees to pay FREMAR $35,000.00 per month as compensation for the construction, consulting, and management services provided by FREMAR hereunder.  FREMAR hereby agrees that this compensation is adequate for the services listed in Section 1.0(a).  If the Company requests new services, as contemplated by Section 1.0(b), the parties shall agree to the rate of compensation for those services and the manner of payment.

4.0          Books and Records.  FREMAR must maintain a system of internal controls sufficient to provide reasonable assurances that the services are provided in accordance with the terms of this Agreement.  All books and accounts maintained by FREMAR applicable to the performance of its obligations hereunder shall at all reasonable times be open to inspection by the Company, and its auditors and other representatives.

5.0          Standard of Care; Indemnification.

(a)           In performing the services hereunder, FREMAR and its employees and agents shall perform their duties in a manner reasonably believed by them to be in the best interest of the Company, subject always to the control of the Board of Managers of the Company as to matters of the Company’s policy, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.  Neither FREMAR nor its officers, managers, employees or agents shall be liable to the Company for any liability or loss suffered by the Company as a result of any action or omission by FREMAR or its officers, managers, or employees in performing the services hereunder, except that FREMAR shall be liable to the Company to the extent, but only to the extent, of any direct damages, as opposed to consequential damages, suffered by the Company that are caused by the willful misconduct or negligence of FREMAR or its officers, managers, employees, or agents, or by a material and continuing default by FREMAR of its obligations hereunder.

(b)           The Company agrees to indemnify and hold FREMAR, and its officers, directors, employees and agents, harmless from all liabilities, costs and damages, including reasonable legal fees, arising from or in connection with FREMAR’s performance of services on behalf of the Company, provided, that FREMAR has satisfied its standard of care as set forth in paragraph (a) of this Section 5.0.

6.0          Independent Contractor Status.  FREMAR and its employees and agents shall be deemed to be independent contractors with full control over the manner and method of performance hereunder, except as otherwise provided in Section 3.0 of this Agreement.  During the term of this Agreement, any of the employees or agents of FREMAR that are rendering services on behalf of the Company hereunder shall remain employees or agents, as the case may be of FREMAR, and shall continue to be paid by FREMAR or its agents, as the case may be, and to enjoy the benefits to which they are entitled as employees of FREMAR or its agents, as the case may be, unless otherwise provided in any separate agreement covering the services of such employee.

7.0          Separate Entities.  FREMAR and the Company are separate entities, and nothing in this Agreement or otherwise shall be construed to create any rights or liabilities of any party hereto for any rights, privileges, duties or liabilities of any other party hereto, except to the extent otherwise provided herein or in any other agreement among the parties hereto.

8.0          Term and Termination.

(a)           Term.  The term of this Agreement shall commence on the date hereof and shall continue for seven (7) years.

(b)           Renewal.  The Agreement is automatically renewed for successive three (3) year periods, provided that the Agreement may be terminated by either party upon 180-day written notice prior to the beginning of the renewal period.

(c)           Termination.  The Company may terminate the Agreement before the expiration of the term upon the affirmative vote of two-thirds of the managers of the Company’s Board of Managers (other than those appointed by FREMAR) “for cause”.   Cause is defined as:

(1)           Intentional failure to comply with applicable laws or regulations or unethical conduct that harms the performance or financial results of the Company;

(2)           FREMAR’s breach of a material term of this Agreement;

(3)           Acts or conduct by FREMAR which are/is willful, wanton, intentional, or knowing misconduct, or which constitutes self dealing and/or gives right to improper profit on the part of FREMAR in breach of a fiduciary duty or duty of loyalty that FREMAR owes to the Company under this Agreement;

(4)           Substandard performance of FREMAR with respect to the construction, consulting, and management services provided hereunder for two consecutive years after notification after the first year of substandard performance; or

(5)           A change of control or dissolution of FREMAR.

9.0          Miscellaneous.  Neither party may assign or transfer all or any part of this Agreement without prior written consent of the other, which consent shall not be unreasonably withheld.  The laws of the State of South Dakota shall govern this Agreement.  This Agreement may only be modified or amended by an instrument in writing duly executed and delivered by the parties.  In the event of any litigation or arbitration to enforce this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs as fixed by the court or arbitrator.  The terms and conditions set forth above constitute the complete and exclusive statement of the agreement between the parties relating to the subject matter hereof, superseding all previous negotiations and understandings.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized officers or representatives of each of the parties hereto, as of the date set forth above.

FREMAR FARMERS COOPERATIVE, INC.

By:

Its:

MILLENNIUM ETHANOL, LLC

By:

Its: